CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
SVI Media, Inc. (formerly Oxford Media, Inc.)

We hereby consent to the use in this Registration Statement of SVI Media, Inc. (formerly Oxford Media, Inc.) on Form SB-2, of our report on the consolidated financial statements of SVI Media Inc. and subsidiaries dated April 16, 2007, related to the consolidated financial statements of SVI Media, Inc. and subsidiaries as of December 31, 2006 and for each of the two years then ended. We also consent to the reference to us in the Experts section of the Registration Statement.

/s/ McKennon Wilson & Morgan LLP

Irvine, California
September 14, 2007